Exhibit 99.1

News Release

Investor contact:	Nicole McIntosh-Russell	Media contact:	Roger Hoadley
	VP of Investor Relations		VP, Director of Communications
	913-236-1880		913-236-1993

Ivy Funds Names Nelson Manager of High Income Funds

25-year veteran has managed high yield portfolios for 15 years; takes over for Krug

OVERLAND PARK, KS, Nov. 21, 2013— Ivy Funds today announced that veteran high-yield portfolio manager William M. Nelson has assumed management of Ivy High Income Fund, effective immediately. Nelson adds management responsibility for Ivy High Income Fund to his existing responsibilities as portfolio manager of Ivy Funds VIP High Income and Waddell & Reed Advisors High Income Fund. He takes over Ivy High Income Fund from Bryan C. Krug, who had managed the fund since 2006 and recently accepted a position with another firm. The high income research team, which had supported both Nelson and Krug, remains intact.

“Bill Nelson has a very strong track record as a portfolio manager in the high-yield space and we’re fortunate to have a manager with his skills to take the helm of Ivy High Income Fund,” said Henry J. Herrmann, CEO of Waddell & Reed Financial, Inc. (NYSE: WDR), parent firm to Ivy Investment Management Company, the investment advisor to Ivy Funds. “The transition is already underway and we expect it to be smooth.”

Nelson joined the firm in 1995 as a fixed income investment analyst specializing in high yield securities. He was appointed vice president and portfolio manager of Ivy Funds VIP High Income ($644 million in assets) in 1999 and portfolio manager of the Waddell & Reed Advisors High Income Fund ($2 billion in assets) in 2008. He has 25 years of industry experience. During Nelson’s tenure both funds have demonstrated strong performance. As of September 30, 2013, like the Ivy High Income Fund, Ivy Funds VIP High Income and Waddell & Reed Advisors High Income Fund have enjoyed top quintile performance across all standard time periods in their respective Lipper peer groups.*

Average annual total returns at NAV as of September 30, 2013

Fund	YTD	1 yr	3 yr	5 yr	10 yr	Life
Waddell & Reed Advisors High Income — Class A shares	7.04%	11.01%	11.73%	12.64%	8.25%	8.58%
Ivy Funds VIP	6.77%	10.64%	11.62%	13.36%	9.04%	8.05%
Ivy High Income — Class A shares	6.69%	10.40%	11.39%	13.62%	8.96%	8.45%

Nelson now manages the entire suite of high-yield investment products at the firm, as he also takes over management of Ivy High Income Opportunities Fund (NYSE: IVH), a closed-end fund launched in May of this year.

“We believe that advisors and their clients are in very good hands with Bill, as his performance over time has illustrated,” said Thomas W. Butch, president and CEO of Ivy Funds Distributor, Inc. “We are pleased to have a proven manager of Bill’s caliber already in place to take the reins of the Ivy High Income Fund and to provide continuity for its shareholders.”

Both Ivy Funds Distributor, Inc. and Waddell & Reed, Inc. are affiliates of Waddell & Reed Financial, Inc. Ivy Funds are offered through the company’s wholesale channel, which includes national and regional broker/dealers, registered investment advisors and retirement platforms. The Waddell & Reed Advisors Funds are offered through Waddell & Reed financial advisors, the company’s network of personal financial planners with offices around the country.

Ivy Funds VIP (Variable Insurance Portfolios) are only available as investment options in variable life insurance policies and variable annuity contracts issued by participating insurance companies. They are not offered or made available directly to the general public.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the U.S. The firm had approximately $114 billion in total assets under management at Sept. 30, 2013. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to the Ivy Funds and Ivy High Income Opportunities Fund.  Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Funds, Ivy Funds Variable Insurance Portfolios, and InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to the Ivy Funds.

Investors should consider the investment objectives, risks, charges and expenses of a fund, a portfolio and the variable insurance product carefully before investing. For a prospectus, or if available, a summary prospectus, containing this and other information for any of the funds or portfolios mentioned, call your financial advisor or visit www.ivyfunds.com.  Please read the prospectus or summary prospectus carefully before investing.

Past performance is not a guarantee of future results.

Data quoted is past performance and current performance may be lower or higher. Investment return and principal value of an investment will fluctuate, and shares, when redeemed, may be worth more or less than their original cost. Performance at NAV does not include the effect of sales charges.

* Lipper Rankings are based on total returns and past performance is not a guarantee of future results. For the 1-. 5-, and 10-yr periods ending 9/30/2013, respectively, Ivy High Income Fund’s percentile rank was 6 out of 540 funds, 4 out of 392, and 7 out of 263. Waddell & Reed Advisors High Income Fund was 4/540, 13/392, and 19/263. Ivy Funds VIP High Income was 5/109, 7/90, and 4/62. All funds are in the Lipper High Yield Funds category.

Risk Factors: As with any mutual fund, the value of the Fund’s shares will change, and you could lose money on your investment. An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Fixed income securities are subject to interest rate risk and, as such, the net asset value of the Fund may fall as interest rates rise. Investing in below investment grade securities may carry a greater risk of nonpayment of interest or principal than higher-rated bonds. Loans (including loan assignments, loan participations and other loan instruments) carry other risks, including the risk of insolvency of the lending bank or other intermediary. Loans may be unsecured or not fully collateralized may be subject to restrictions on resale and sometimes trade infrequently on the secondary market.